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                                                                   EXHIBIT 10.33


                                                               February 28, 1998


                              CONSULTING AGREEMENT


                  This Agreement ("Agreement") is entered into this date by and between INTERPOOL, INC., a Delaware corporation ("Interpool"), and ATLAS CAPITAL PARTNERS, L.L.C., a Delaware limited liability corporation ("Atlas").

                  In consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree:

                  Section 1. Services. Interpool hereby engages Atlas to provide merger and acquisition consulting services (the "Services"), as more fully described herein below, and Atlas hereby accepts such engagement with Interpool. The Services shall include seeking out, identifying and bringing to Interpool's attention merger and acquisition and other investment opportunities (collectively, "investment opportunities"), whether such investment opportunities arise in the container or chassis leasing business or otherwise; analyzing and evaluating investment opportunities; preparing business plans and credit analyses; devising acquisition strategies; and providing such other services with respect to investment opportunities as would normally be expected of an individual employed by Interpool as its investment banker.

                  Section 2. Term.

                  (a) Atlas shall provide such services for a period beginning this date and terminating two years hereafter. Interpool shall have the right to terminate this Agreement at any time for "cause". For the purposes of this Agreement, termination for "cause" shall mean (i) the material breach by Atlas of any material term or provision of this Agreement; (ii) the commission by Atlas of any act of fraud or willful misconduct in connection with performance of Services hereunder; (iii) the bankruptcy or insolvency of Atlas; or (iv) the termination of Mitchell I. Gordon's ("Gordon") employment with Atlas or his ceasing to provide or to manage the providing of Services, as more fully described in sub-paragraph (b), below; (v) the conviction of Atlas, Gordon or any other of Atlas' officers or
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employees of a crime involving moral turpitude. Prior to any termination for
"cause" as defined in the preceding clauses (i) or (ii), Interpool shall provide to Atlas not less than 30 days notice and an opportunity to cure any such breach or to contest the basis for determination of "cause".

                  (b) All Services shall be provided directly by Gordon or employees of Atlas under the direct management of Gordon; accordingly, unless Atlas has made available a substitute for Gordon acceptable to Interpool in Interpool's sole discretion, it shall constitute "cause" if Gordon shall no longer be an employee of Atlas or continue to provide or manage the providing of Services.

                  Services 3.  Compensation.

                  A. During the term of this Agreement, Interpool shall, in return for the Services referred to herein,

                           (i) pay Atlas a fee of $20,000.00 per month,

                           (ii) provide Gordon with the same medical, dental and life insurance benefits that employees of Interpool receive;

                           (iii) reimburse Atlas for its reasonable, out-of-pocket business travel and entertainment expenses incurred in connection with performing Services hereunder, provided that Interpool approves any such expenses in advance that are reasonably estimated to exceed $5,000,

                           (iv) pay Atlas an annual incentive fee in an amount which is usual and customary in the investment banking business.

                           No incentive fee shall be earned by Atlas pursuant hereto unless and until the closing by Interpool (a "Closing") of a purchase, disposition or financing of an investment opportunity developed by Atlas. Atlas shall have no claim for the payment of an incentive fee with respect to any services provided by it to Interpool hereunder if a Closing shall fail to take place for any reason whatsoever,


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         including without limitation (i) the inability of Interpool and the third party to the transaction to agree upon a contract for any reason, including without limitation Interpool's arbitrary termination of negotiations with respect to such transaction; (ii) the termination of a contract with respect to such transaction by Interpool during any inspection or due diligence period provided for in the contract; (iii) the failure or inability of the third party to consummate the Closing in accordance with the contract with respect to such transaction or any other default by such party under such contract; or (iv) the failure or inability of Interpool to consummate the Closing for any reason, including without limitation the failure of any condition precedent to the Closing or the willful or other default by Interpool under the contract with respect thereto.

                           (v) In addition to the compensation set out in items
         (i) through (iv), above, during the term of this Agreement Interpool agrees to pay Atlas on an annual basis on each anniversary hereof, an amount equal to $560,000 less the amount of the annual incentive fee actually paid to Atlas pursuant to sub-paragraph (iv), above, in such year (the "incentive fee differential"). It being further understood and agreed that should Interpool lawfully terminate this Agreement for cause, it shall not be required to pay Atlas said incentive fee differential in the year in which such termination takes effect.

                  B. In addition to the compensation set out in Section 3.A., should Interpool, alone or with others, at any time during the term of this Agreement form or participate in an equity capital fund (the "Capital Fund") with Interpool as the initial investor and with general partners (or other managers) responsible for the management of the entity, the purpose of which is to acquire, develop and dispose of investment opportunities, it shall offer Gordon a general partnership interest (or other equivalent) in said entity, as well as the appointment of Gordon as the president of the Capital Fund (or its management company), at no charge to Gordon. Interpool contemplates such general partnership or equivalent interest will include an interest in the investment opportunities acquired by the Capital Fund, to be shared by and among the general partners (or managers) upon the sale or disposition of assets of the Capital Fund after the investors' and general partners' (or managers') cumulative return as set forth hereinafter is distributed. Interpool also contemplates that the general partners (or managers) will share on a 20/80 basis with the investors in any profit realized by the Capital Fund upon such sale or other disposition, including without limitation, recapitalization and initial public offering, after both the investors and the general partners (or managers) shall have first received an amount equal to an 8% per annum return calculated on the basis of the initial investment in such asset. Furthermore, Interpool contemplates that there will be three general partners (or managers), in total, who will share equally in the general partners' (or managers') interest, except with respect to the initial $75,000,000 invested by Interpool in the Capital Fund, with respect to which Gordon's share of the general partners' (or managers) interest will be 20%. Furthermore, Interpool contemplates that the Capital Fund will seek to assume Interpool's rights and obligations under this Agreement and thereby seek to retain Gordon as a merger and acquisition consultant pursuant to the terms and conditions hereof, with appropriate modifications to this Agreement to reflect the structure and operation of the Capital Fund.


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                  Nothing contained herein shall be construed to require
Interpool to form or participate in the Capital Fund or said limited or general partnerships (or equivalent entities), either during the term hereof or otherwise, or to structure it as outlined above, and Interpool shall have no liability to Gordon should it decide in its sole commercial discretion not to do so.

                  C. In addition to the compensation set out in Section 3.A., Gordon shall receive an interest in investments which Interpool acquires through Services performed by Gordon hereunder, which shall entitle Gordon to 4% of the amount by which each such investment appreciates over Interpool's acquisition cost thereof, after taking into account an 8% per annum return to Interpool on such investment, determined upon the sale or other disposition, in whole or in part, including without limitation, recapitalization and initial public offering, of such investment. Any such interest earned by Gordon hereunder shall survive the expiration or termination of this Agreement. If the Capital Fund is formed and Gordon becomes entitled to receive a general partnership (or equivalent) interest in Capital Fund investments pursuant to Section 3.B., it shall no longer be entitled to earn an interest pursuant to this Section 3.C.
in investments acquired thereafter, and the provisions of Section 3.B. will replace and supersede the provisions of this Section 3.C., as of and from the date Gordon becomes so entitled under Section 3.B., except that Gordon shall be entitled to receive a 4% equity interest in any investments acquired by Interpool through its Services prior to such date.


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                  Section 4. Relationship of the Parties. The parties intend that the relationship between them created under this Agreement is that of an independent contractor only, and Atlas shall maintain complete control of and responsibility for any of its employees, agents, sub-contractors, methods and operations. Atlas shall undertake no formal agreement or exercise any contracting power, nor make commitments on behalf of Interpool. Notwithstanding the foregoing, Atlas may conduct negotiations leading to agreements, contracts and commitments, and advise Interpool as to the reasonableness of entering into such contracts; provided that nothing in this Agreement shall authorize Atlas, or any employees, agents or sub-contractors of Atlas, to act as agents of Interpool or as its affiliates or to execute any contract or other document on their behalf or to bind or obligate them in any manner. Atlas shall be responsible for all state, federal, and local taxes, including estimated taxes, and employment reporting for Atlas and any employees, agents and sub-contractors of Atlas.

                  Section 5. Proprietary Rights.

                  A. Atlas agrees that all Work Product (defined below) created solely or jointly by Atlas, its employees, agents or subcontractors, arising from work performed hereunder, or previously conceived in anticipation of consulting work to be performed in regard to Interpool's engagement of Atlas, shall be deemed "work made for hire" and shall be the exclusive property of Interpool and Atlas shall relinquish all right, title and interest in and to such Work Product. Atlas shall cause any of its employees, agents, or subcontractors assisting in creating the Work Product to execute a similar acknowledgment that the Work Product is a "work made for hire." Atlas and any of its employees, agents or subcontractors assisting in creating the Work Product shall execute all such assignments, oaths, declarations, and other documents as may be prepared by Interpool to effect the foregoing.


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                  B. "Work Product" shall mean all documentation, manuals,
teaching materials, creative works, know-how, and information created on behalf of Interpool, in whole or in part, by Atlas and any of its employees, agents or subcontractors assisting in creating the Work Product within the scope of this Agreement, whether or not copyrightable or otherwise protectable.

                  C. Atlas shall make prompt and full disclosure of such Work Product to Interpool and, at Interpool 's expense, shall assist in every lawful way in obtaining for Interpool patents, copyrights or trademarks for any or all of such Work Product, in perfecting in Interpool all right, title, and interest in and to such Work Product, in protecting or enforcing Interpool's rights therein, and in prosecuting and defending appeals, interferences, infringement suits, and controversies relating thereto. Atlas shall do all other things necessary to effectuate the foregoing, including but not limited to executing and delivering assignments, oaths, and disclaimers as needed.

                  Section 6. Confidentiality.

                  A. Atlas' employees, agents and sub-contractors shall maintain in confidence (i) the names of investment opportunities and related information thereof as defined in this Agreement, (ii) the consulting work carried out hereunder, (iii) any Work Product conceived hereunder, and (iv) any business or technical information of Interpool acquired by Atlas as a result of the consulting work carried out pursuant to this Agreement ("Confidential Information"), and Atlas shall not, without Interpool's prior authorization, directly or indirectly use, publish, or disclose to others any Confidential Information resulting from the consulting work carried out pursuant to this Agreement. These obligations of secrecy shall continue throughout the duration of this Agreement and for one (1) year thereafter.

                  B. Notwithstanding anything hereinabove to the contrary, Interpool authorizes Atlas and the aforementioned persons to make disclosure of Confidential Information (i) pursuant to a court order by a court of competent jurisdiction, (ii) to any authority exercising executive, legislative, regulatory or administrative functions of or pertaining to a government having jurisdiction with respect to


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Interpool, Atlas or any of the aforementioned persons, or (iii) to a third party, on a "need-to-know" basis, arising from or in connection with the performance by Atlas of the Services, provided such third party first in writing agrees to keep Confidential Information confidential in accordance with the terms and conditions hereof.

                  C. Interpool shall be entitled, in addition to any other right and remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining Atlas or its employees, agents or sub-contractors from any material violation or threatened material violation of Sections 5 or 6 hereof, and Atlas for itself and on behalf of its employees, agents and sub-contractors, hereby consents to the issuance of such injunction. If any of the restrictions contained herein shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof or otherwise, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope, or other provision hereof, and enforce this Section 6. C. in its reduced form for all purposes in the manner contemplated hereby.

                  Section 7. Conflict of Interest. This Agreement is intended to secure to Interpool Gordon's assistance and cooperation and shall operate to preclude Atlas from performing services comparable or identical to the Services performed hereunder for others during the term of this Agreement. Atlas shall perform the Services to the highest level of business and professional ethics. Atlas shall not make or receive any payments, gifts, favors, entertainment, secret commissions or hidden gratuities for the purpose of securing preferential treatment or action from or to any party. Certain gratuities may be given or accepted if there is no violation of any law or generally accepted ethical standards; the gratuity is given as a courtesy for a courtesy received and does not result in any preferential treatment or action; the gratuity is of limited value and could not be construed as a bribe, payoff or deal; and public disclosure would not embarrass Interpool.

                  Section 8. Non-Exclusive. It is expressly understood that this Agreement does not grant Atlas an exclusive privilege to furnish Interpool any or all of the Services which are the subject of this Agreement which Interpool may require, and


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Interpool expressly reserves the right to contract with others for the purchase of services comparable or identical to the Services which are the subject of this Agreement.

                  Section 9. Records. Atlas shall keep full and accurate records of all consulting work performed under this Agreement. All records, sketches, drawings, prints, computations, charts, reports, and other documentation made in the course of the consulting work performed hereunder, or in anticipation of the consulting work to be performed in regard to this Agreement, shall at all times be and remain the sole property of Interpool. Atlas shall turn over to Interpool all copies of such documentation on request by Interpool.

                  Section 10. Indemnity. Interpool shall indemnify Atlas on the same basis as officers, directors and employees of Interpool, provided that such indemnity of Atlas is covered by Interpool's insurance.

                  Section 11. Non-assignability. This Agreement and the benefits hereunder are personal to the parties hereto and are not assignable or transferable by either party without the prior written consent of the other party, except that Interpool may assign this Agreement to any subsidiary of Interpool, without the consent of Atlas, In the event of any assignment by Interpool of its rights under this Agreement to a subsidiary, Interpool shall give notice thereof to Atlas and Interpool shall remain liable hereunder notwithstanding such assignment. Interpool may assign this Agreement to the Capital Fund, provided that the Capital Fund has sufficient capital to commence operation and that the parties negotiate in good faith appropriate modifications of this Agreement to reflect the structure and operation of the Capital Fund.

                  Section 12. Entire Agreement. This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements written or verbal, between Interpool and Atlas with respect to the subject matter hereof and shall not be modified except in writing executed by the parties hereto.

                  Section 13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.


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                  Section 14. Captions. All captions and heading herein are for convenience of reference only and shall not be deemed to affect the meaning of this Agreement.

                  Section 15. Survival. The terms and conditions contained in this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties hereunder shall so survive the termination, cancellation or completion of performance of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       INTERPOOL, INC.

                                       By:  \s\ Raoul J. Witteveen
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                                       ATLAS CAPITAL PARTNERS, L.L.C.


                                       By:  \s\ Mitchell I. Gordon
                                            ----------------------


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